Exhibit 99.1

PRESS RELEASE

Investor Relations:	Media:

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Email: InvestorRelations@pmi.com

PHILIP MORRIS INTERNATIONAL CLOSES NEW USD 2.5 BILLION 5-YEAR BUSINESS TRANSFORMATION-LINKED CREDIT FACILITY

NEW YORK, September 30, 2021 — Philip Morris International Inc. (PMI) (NYSE: PM) announces that on September 29, 2021, the company entered into an agreement for its first financing instrument following the issuance of its August 2021 Business Transformation-Linked Financing Framework (Framework). The new revolving credit facility (Facility) provides for borrowings up to an aggregate principal amount of USD 2.5 billion and expires on September 29, 2026, unless extended as per the terms of the credit agreement.

“We are pleased with the broad engagement and support of lenders for our first business transformation-linked financing instrument,” said Emmanuel Babeau, Chief Financial Officer. “This credit facility further reinforces our industry-leading transformation and our commitment to accelerate the end of smoking and to use our strong capabilities to develop products that go beyond nicotine and have a net positive impact on society.”

Consistent with the company’s Framework, the Facility includes business transformation-linked pricing adjustments based on progress on two of PMI’s most ambitious and strategic Business Transformation Metrics: PMI’s smoke-free/total net revenue percentage and the number of markets where PMI’s smoke-free products are available for sale. The adjustments may result in the reduction or increase in both the interest rate and commitment fee under the credit agreement if PMI achieves, or fails to achieve, certain specified targets.

“Investors, lenders and other stakeholders can play an important role in driving change by encouraging and supporting companies that are committed to transform and improve their impact on society,” said Jennifer Motles, Chief Sustainability Officer. “We look forward to continued engagement with our stakeholders in order to further accelerate our smoke-free transformation and set an example for other companies, both inside and outside our industry.”

The Facility replaces PMI’s existing USD 3.5 billion revolving credit facility, which was set to expire on October 1, 2022, and was terminated effective September 29, 2021.

Forward-Looking & Cautionary Statements

This press release contains projections of future results and other forward-looking statements, including statements concerning PMI’s business transformation targets. These forward-looking statements are not a guarantee that PMI’s business transformation targets will be realized. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.

PMI’s business risks include: excise tax increases and discriminatory tax structures; increasing marketing and regulatory restrictions that could reduce its competitiveness, eliminate its ability to communicate with adult consumers, or ban certain of its products in certain markets or countries; health concerns relating to the use of tobacco and other nicotine-containing products and exposure to environmental tobacco smoke; litigation related to tobacco use and intellectual property; intense competition; the effects of global and individual country economic, regulatory and political developments, natural disasters and conflicts; changes in adult smoker behavior; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations, and limitations on the ability to repatriate funds; adverse changes in applicable corporate tax laws; adverse changes in the cost, availability, and quality of tobacco and other agricultural products and raw materials, as well as components and materials for our electronic devices; and the integrity of its information systems and effectiveness of its data privacy policies. PMI’s future profitability may also be adversely affected should it be unsuccessful in its attempts to produce and commercialize reduced-risk products or if regulation or taxation do not differentiate between such products and cigarettes; if it is unable to successfully introduce new products, promote brand equity, enter new markets or improve its margins through increased prices and productivity gains; if it is unable to expand its brand portfolio internally or through acquisitions and the development of strategic business relationships; or if it is unable to attract and retain the best global talent. Future results are also subject to the lower predictability of our reduced-risk product category’s performance. PMI is further subject to other risks detailed from time to time in its publicly filed documents. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligation.

Philip Morris International: Delivering a Smoke-Free Future

Philip Morris International (PMI) is leading a transformation in the tobacco industry to create a smoke-free future and ultimately replace cigarettes with smoke-free products to the benefit of adults who would otherwise continue to smoke, society, the company, its shareholders and its other stakeholders. PMI is a leading international tobacco company engaged in the manufacture and sale of cigarettes, as well as smoke-free products, associated electronic devices and accessories, and other nicotine-containing products in markets outside the U.S. In addition, PMI ships versions of its IQOS Platform 1 device and consumables to Altria Group, Inc. for sale under license in the U.S., where these products have received marketing authorizations from the U.S. Food and Drug Administration (FDA) under the premarket tobacco product application (PMTA) pathway; the FDA has also authorized the marketing of a version of IQOS and its consumables as a Modified Risk Tobacco Product (MRTP), finding that an exposure modification order for these products is appropriate to promote the public health. PMI is building a future on a new category of smoke-free products that, while not risk-free, are a much better choice than continuing to smoke. Through multidisciplinary capabilities in product development, state-of-the-art facilities and scientific substantiation, PMI aims to ensure that its smoke-free products meet adult consumer preferences and rigorous regulatory requirements. PMI’s smoke-free product portfolio includes heat-not-burn and nicotine-containing vapor products. As of June 30, 2021, PMI’s smoke-free products are available for sale in 67 markets in key cities or nationwide, and PMI estimates that approximately 14.7 million adults around the world have already switched to IQOS and stopped smoking. For more information, please visit www.pmi.com and www.pmiscience.com.

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